Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2007 (which report includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 158 as of December 31, 2006) accompanying the 2006 consolidated financial statements of FMS Financial Corporation and Subsidiary, included in the Registration Statement and Prospectus on Form S-1 of Beneficial Mutual Bancorp, Inc. filed with the Securities and Exchange Commission on March 14, 2007 and amended on April 30, 2007 and May 14, 2007, and incorporated by reference in this Registration Statement and Prospectus of Beneficial Mutual Bancorp, Inc. We consent to the use of the aforementioned report in the Registration Statement.

/s/ Grant Thornton LLP
Grant Thornton LLP

Philadelphia, Pennsylvania
July 11, 2007